Exhibit 5

GOLDMAN SACHS & CO. LLC

J.P. MORGAN SECURITIES LLC

Duck Creek Technologies, Inc.

Public Offering of Common Stock

November 9, 2020

Disco (Guernsey) Holdings L.P. Inc.

East Wing, Trafalgar Court

Les Banques

St Peter Port

Guernsey

GY1 3PP

Dear Ladies and Gentlemen:

This letter is being delivered to you in connection with the lock-up letter dated August 7, 2020 (the “Lock-up Letter”), executed by you in connection with the initial public offering of shares of Common Stock, $0.01 par value (the “Common Stock”), of Duck Creek Technologies, Inc. (the “Company”), and your request for a release with respect to up to 5,520,000 shares of Common Stock (the “Shares”) to be sold by you in an underwritten public offering (the “Proposed Offering”).

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC hereby agree to release the transfer restrictions set forth in the Lock-up Letter, effective November 9, 2020, but only with respect to the Proposed Offering and the offering and sale of Shares thereunder; provided, however, that (i) such release is conditioned on the execution of an underwriting agreement among the Company, you and the other selling stockholders party thereto and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC and any other representatives of the underwriters in connection with the Proposed Offering and (ii) any Shares not sold by you in the Proposed Offering shall continue to be subject to the Lock-up Letter.

Except as expressly released hereby, the Lock-up Letter shall remain in full force and effect. This letter and any claim, controversy or dispute arising under or related to this letter shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

[Signature pages follow]

Yours very truly, GOLDMAN SACHS & CO. LLC

By:	/s/ William Connolly
Name: William Connolly
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Ilana Foni
Name: Ilana Foni
Title: Vice President

cc: Duck Creek Technologies, Inc.

[Signature Page to Lock-up Waiver]